Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-209461, 333-207093, 333-200996, and 333-192929 on Form S-3 of our report on the consolidated financial statements and financial statement schedules of Metropolitan Life Insurance Company and subsidiaries dated March 24, 2016, (December 1, 2016, with respect to segment changes described in Note 2 and subsequent events described in Note 20) which appears in this Current Report on Form 8-K.

/s/ DELOITTE & TOUCHE LLP
New York, New York
December 1, 2016